INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement on Form N1-A under the Securities Act of 1933, filed under No. 33-37277, of our report dated August 10, 2001, relating to The James Advantage Funds, including The Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund and The James Large Cap Plus Fund, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the captions "Financial Highlights" and "Other Services" in such Registration Statement.


DELOITTE & TOUCHE LLP

Dayton, Ohio
October 31, 2001